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                                                                   EXHIBIT 10.34

                    TECHNICAL ASSISTANCE and SALES AGREEMENT

       AGREEMENT BY AND BETWEEN INTERNATIONAL LOTTERY, INC., A CORPORATION ORGANIZED UNDER THE LAWS OF DELAWARE, USA ("Interlott"), LOCATED AT 6665 CREEK ROAD, CINCINNATI, OHIO, 45242 USA AND GARZA AGRENTINA, S.A., A COMPANY ORGANIZED UNDER THE LAWS OF ARGENTINA ("Garza"), LOCATED AT INGENIERO CARMONA 2280, PARQUE INDUSTRIAL BURZACO, (1852) BURZACO, BUENOS AIRES, ARGENTINA, ENTERED THIS 22nd DAY OF NOVEMBER, 1996.


                                  WITNESSETH:

       WHEREAS, Interlott is a manufacturer of equipment and technology related to the dispensing of lottery and credit cards;

       WHEREAS, Interlott has certain rights (the "Technology"), including patent no. 5335822, and has applied for patent protection in the United States for an "Apparatus for Dispensing Tickets, Cards, and the Like" (serial no. 08/377,182), which Technology is an essential element of an apparatus (hereinafter the "DC2") with the capability of dispensing telephone calling cards;

       WHEREAS, Interlott has also applied for patent protection in Argentina for such "Apparatus for Dispensing Tickets, Cards, and the Like" (serial no. 335,159);

       WHEREAS, Garza desires to develop telephone booths in Argentina, and elsewhere, which incorporate the DC2 and related technology;

       WHEREAS, Garza plans to make DC2 units in Argentina, using the technology gained from Interlott and with certain parts purchased from Interlott; and

       WHEREAS, Garza desires to reimburse Interlott for the privilege of sharing Interlott's expertise pursuant to the terms and conditions hereinafter set forth;

       NOW, THEREFORE, the parties hereto agree as follows:

       1. TERMS OF SALE. (a) For the Term of this Agreement, Garza shall purchase through Interlott from Interlott or its suppliers, all of its requirements for coin and currency acceptors, dispensers, and electronics for installation in the DC2 units to be manufactured by Garza. The purchase price shall be billed to Garza by Interlott's suppliers, or Interlott if manufactured by Interlott. The parties may add additional products to those set forth above, and all such products including the coin and currency acceptors, dispensers, and electronics are hereinafter referred to as the "Products".

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        (b) All Products sold to Garza hereunder will be sold FCA Cincinnati,
USA. Risk of loss shall pass to Garza upon shipment of the products from Cincinnati.

        (c) Garza shall place orders for Products through the issuance of purchase orders. In the event of a conflict between this Agreement and any purchase order, the terms of this Agreement shall take precedence.

        (d) Garza shall pay Interlott for Products by letter of credit, issued by a bank satisfactory to Interlott, payable upon receipt by Interlott.
Garza shall provide Interlott with forecasts of purchases it intends to make for twelve months in advance of such purchases; Garza may make modifications to such forecasts as necessary. Garza shall submit orders at least ninety (90) days prior to desired shipment. And shall submit letters of credit five (5) days prior to desired shipment. Interlott shall ship all Products on or before the date of desired shipment, as set forth in the preceding sentence. Should Interlott fail to timely ship an order, Garza may, in its sole discretion, cancel the delayed order without liability, provided Interlott receives written notice of the cancellation prior to the shipment of the order.

        (e) Garza shall be responsible for payment of all import duties and taxes resulting from the importation of the Products.

        2. GRANT. (a) Interlott hereby grants to Garza the exclusive right to use and employ Interlott's Technology rights in the manufacture, use and sale of the DC2 in Argentina and the exclusive right to avail itself of Interlott's know-how in the said manufacture, use and sale of DC2 units in Argentina. Garza may not transfer, assign, or sublicense the rights granted hereunder to any third party without the express written consent of Interlott, which consent may be withheld at Interlott's sole discretion, except that Garza may cooperate with its part-owner, Ind. Viauro, S.A. ("Viauro") in the manufacture of DC2 units.

        (b) Although the rights granted hereunder relate solely to rights in Argentina, the parties agree to explore expanding these rights into other territories where Garza or its affiliates have existing contacts and where there is no conflict with other licensees or agents of Interlott.

        (c) In addition to the grant set forth herein, Garza may produce DC2 units for shipment outside Argentina as directed by Interlott. It is anticipated that the parties will negotiate for Garza to manufacture DC2 units for sale outside Argentina; without such direction or the conclusion of an agreement relating to shipments outside of Argentina, Garza shall not ship outside Argentina.

        3. IMPROVEMENTS. (a) Interlott agrees to immediately communicate to Garza any improvements, further invention or design it may discover, make or develop with respect to the industrial property rights or know-how pertaining to the manufacture, use and sale of the DC2 and shall fully disclose to Garza the nature and manner of utilizing such improvements, further invention or design.



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        (b) Garza agrees to immediately communicate to Interlott any improvements, further invention or design it may discover, make or develop with respect to the industrial property rights or know-how pertaining to the manufacture, use and sale of the DC2 and shall fully disclose to Interlott the nature and manner of utilizing such improvements, further invention or design.

        (c) If either party hereto shall discover, make or develop any improvement, further invention or design required to be disclosed as aforesaid, Interlott may at its own expense file application for letters patent or take other necessary legal steps to protect such improvements, further inventions or designs in any territory as it shall determine.

        (d) Interlott shall grant to Garza the right to utilize any improvement, further invention or design required to be disclosed hereunder, in accordance with the terms of this Agreement and without additional charge or royalties.

        4. ROYALTY. (a) In consideration of Interlott providing technical assistance to Garza in the areas of its expertise ("Technical Assistance"), Garza agrees to pay to Interlott royalties as set forth herein:

        (i) For the first five hundred (500) DC2 units manufactured by Garza, Garza shall pay Interlott a royalty of US $350.00 per DC2 unit;

        (ii)   For all DC2 units manufactured after the first five hundred
        (500) units by Garza, Garza shall pay Interlott a royalty of US$
        700.00 per DC2 unit; and

        (iii) For all DC2 units manufactured by Garza for sale outside Argentina, Garza shall pay Interlott a royalty as the parties may agree.

Garza shall advise Interlott no less frequently than monthly of its sales of DC2 units, and shall make payments pursuant to this paragraph, by check or wire transfer, in U.S. Dollars, within 30 days after the end of the month in which each sale was made.

        (b) In addition to the royalties set forth above, Garza shall reimburse Interlott for all direct expenses incurred by Interlott for Technical Assistance requested by Garza and mutually agreed upon.

        (c) Garza shall pay all stamp taxes and all taxes of Interlott with respect to royalties, and may withhold from the gross royalty payment due Interlott that which it is obligated to withhold under Argentine law.



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        4.      CONFIDENTIALITY.  (a) All information disclosed by Interlott to
Garza or to Garza's shareholder, Ind. Viauro, S.A., whether by means of written or oral disclosure or otherwise, shall be deemed "Proprietary Information" and subject to the terms of this Agreement, unless (i) identified in writing by Interlott to Garza as non-confidential or (ii) excluded from the class of Proprietary Information pursuant to subsection (b).

     (b) Information shall not be considered Proprietary Information if it is established by Garza that such information (i) was known to Garza or Viauro at the time of receipt from Interlott (so long as such information was not acquired directly or indirectly form Interlott); (ii) is or becomes publicly known through no act or fault of Garza or Viauro; or (iii) is or becomes part of the public domain through no act or fault of Garza or Viauro.

     (c) Garza agrees to use the Proprietary Information only for the purposes set forth herein. Garza agrees it will not use the Proprietary Information for its own benefit, or the benefit of others or for any commercial purposes except as set forth herein. Garza shall disclose the Proprietary Information only to its personnel or advisors that require to receive it, in order to reach the collective business objectives of the parties hereto, and Garza will take the necessary precautions to ensure that such persons will be bound by the provisions of this Confidentiality provision. Garza further agrees not to use the Proprietary Information to obtain a competitive advantage in any way or to prepare or implement a product, item, program, or concept that is competitive with, or similar to, anything owned, produced, marketed, offered, or planned to be produced, marketed or offered by Interlott or any affiliate thereof.

      (e) The terms of this Confidentiality provision shall survive the termination of this Agreement.



    5. TERM. (a) This Agreement shall be for five (5) years from the date hereof, and shall continue in force thereafter for further periods of five (5) years unless notice is given by either party of its desire to terminate within six (6) months of the date of expiration of the then current period of operation of this Agreement. Either party may terminate this Agreement for any reason upon one year written notice to the other.

   (b)   In the event of any of the following:

         i. any breach of this Agreement not cured within thirty (30) days after notification thereof;

         ii.    insolvency or bankruptcy of either party; or

         iii.   appointment of a trustee or receiver for either party;


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then, and in addition to all other rights and remedies which either party may have in law or equity, the party not in default may at its option terminate this Agreement by written notice, effective no less than thirty (30) days from the date of notice.

       (c) Termination of this Agreement for any cause whatsoever shall not affect or prevent payment of any and all royalties and payments then due hereunder or which will become due with respect to any sales then in process.

       6. AUTHORITY. Bruno S. Rossi represents that as Vice Presidente of Garza he has full power to execute this Agreement on behalf of Garza. Within thirty (30) days of the date hereof, Garza shall produce a power of attorney or certified minutes of a meeting of the board of directors of Garza, satisfactory to counsel for Interlott, verifying Mr. Rossi's authority to commit Garza to this Agreement, including submission to foreign arbitration.

       7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in connection with the subject matter hereof and supersedes all agreements entered into prior to the date hereof.

       8. ARBITRATION. Any disagreement or dispute which may arise with respect to the interpretation or application of this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Said arbitration shall be held in Cincinnati, Ohio, U.S.A. and he conducted in the English language. Judgment upon the award rendered by the Arbitrator may be entered into in any court having jurisdiction thereof.

       9. GOVERNING LAW. The terms and conditions of this Agreement, the interpretation thereof and the rights and obligations of the parties thereunder shall be interpreted and construed as though jointly written and shall be governed and determined by the laws of the State of Ohio, U.S.A., as such laws may from time to time exist.

       IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

                                   INTERNATIONAL LOTTERY, INC.


                                   /s/ L. Rogers Wells, Jr.
                                   ----------------------------
                                   L. Rogers Wells, Jr., Chairman & CEO



                                   GARZA ARGENTINA, S.A.


                                   /s/ Bruno s. Rossi
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                                   Bruno s. Rossi, Vice Presidente

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